Exhibit 3.4

SEAL OF STATE OF IDAHO	ARTICLES OF AMENDMENT (General Business)	FILED EFFECTIVE 2007 JUN 18 AM 8:32 SECRETARY OF STATE STATE OF IDAHO

To the Secretary of State of the State of Idaho
Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows:

1.	The name of the corporation is:

IDAHO MINING & EXPLORATION CORPORATION
If the corporation has. been administratively dissolved and the corporate name is no longer available for use, the amendment(s) below must include a change of corporate name.

2.	The text of each amendment is as follows:

I. The name of the Corporation is United Mine Services, Inc.

3.	The date of adoption of the amendment(s) was: June 15, 2007

4.	Manner of adoption (check one):

[ x ]
The amendment consists exclusively of matters which do not require shareholder action pursuant to section 30-1-1002, 30-1-1005 and 30-1-1006, Idaho Code, and was, therefore, adopted by the board of directors.

[ ]	None of the corporation's shares have been issued and was, therefore, adopted by the [ ] incorporator [ ] board of directors.

[ ]	Approval by the shareholders is required and the shareholders duly approved the amendment(s) as required by either Title 30, Idaho Code or by the Articles of Incorporation.

Customer Acct #:
(If using pre-paid account)

Secretary of State use only
Dated:	June 15, 2007	C 166244
Signed:	MICHAEL E. REAGAN	IDAHO SECRETARY OF STATE
Typed Name:	MICHAEL E. REAGAN	06/19/2007 05:00
Capacity:	Director	CK: 50082 CT: 182796 BH: 1060751
1 @ 30.00 = 30.00 AMEND PROF #2